PROMISSORY NOTE
                                 ---------------

         $325,000.00                                              March 31, 2000


         FOR VALUE RECEIVED, the undersigned, McLean Ventures Corporation, a corporation organized and existing under the laws of the Commonwealth of Virginia (the "Debtor"), promises to pay to American Access Technologies, Inc., (the "Creditor"), or order or assign, at such place as the Creditor hereof, from time to time, may designate in writing, the principal sum of Three Hundred Twenty Five Thousand Dollars ($325,000.00), together with interest at a annual rate equal of 15% until paid, on or before October 31, 2000.

         All payments of the principal of and interest on this Note shall be:
(a) paid in lawful money of the United States of America; and (b) shall be applied first to any unpaid interest and finance charges, and second to the unpaid principal balance.

         In the event of Debtor's failure to make payment when due and the continuance of such failure to pay for a period of five (5) days after written notice (by certified or registered mail or by overnight or other commercial carrier), this Note shall be considered to be in Default. In the event of Default as a result of failure of Debtor to make a payment when due hereunder, Debtor agrees to: (a) pay a late charge equal to ten percent (10%) of the overdue payment of principal and interest; and (b) pay the costs of collection, including Creditor's reasonable attorneys' fees not to exceed five percent (5 %) of the unpaid principal, accrued interest and late charge.

         In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in fun force and effect and shall in no way be attested, prejudiced or disturbed thereby.

         Each right, power and remedy of the Creditor hereunder or under applicable laws shall be cumulative and concurrent, and the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Creditor of any or all such other rights, powers or remedies. No failure or delay by the Creditor to insist upon the strict performance of any one or more provisions of this Note or to exercise any right, power or remedy consequent upon a breach thereof or default hereunder shall constitute a waiver thereof, or preclude the Creditor from exercising any such right, power or remedy. By accepting partial payment after the due date of any amount of principal of or interest on this Note, the Creditor shall not be deemed to have waived the right either to require prompt payment when due and payable of all other amounts of principal of or interest on this Note or to exercise any rights and remedies available to it in order to collect all such other amounts due and payable under

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this Note. No modification, change, waiver or amendment of this Note shall be deemed to be made by the Creditor unless in writing signed by the Creditor. and each such waiver, it any, shall apply only with respect to the specific instance involved.

         The Debtor reserves the right to prepay, at any time, in whole or in part, the principal due on the Note without prepayment penalty. All payments on this Note shall be applied first to the payment of accrued interest and the remainder to the reduction of principal.

         Presentment of payment, demand, notice of dishonor, protest and notice of protest, are hereby expressly waived. Debtor agrees that at any time and from time to time and with or without consideration, the Creditor may, without notice to or further consent of Debtor and without in any manner releasing, lessening or affecting the obligations of Debtor hereunder: (a) release, surrender, waive, add, substitute, settle, exchange, compromise, modify, extend, or grant indulgences with respect to: (i) this Note, and (ii) any obligor or guarantor; and (b) grant any extension or other postponements of the time of payment hereof.

         The Debtor hereby declares that it voluntarily, knowingly and intelligently makes this waiver of the right to notice except as herein stated and the right to prejudgment hearing on the merits of Creditor's right to the payment of all sums then unpaid under this Note. Debtor is well experienced in matters of commercial transactions. Stay of execution is hereby waived, and the exemption of personal property from levy and sale on any execution is also expressly waived.

         This Note is made and delivered in the State of Florida and shall be governed by the laws of the State of Florida.

         McLEAN VENTURES CORPORATION

         By: /S/ Victor Klingelhofer
             ---------------------------
             Victor Klingelhofer
             President